SOL Global Increases Stake in Jones Soda to 9.8 Percent

TORONTO, March 28, 2019 /PRNewswire/ - SOL Global Investments Corp. (“SOL Global” or the “Company”) (CSE: SOL) (OTCQB: SOLCF) (Frankfurt: 9SB) is pleased to announce it has increased its investment in premium soda-maker Jones Soda Co. (“Jones Soda”) (OTCQB: JSDA).

SOL Global has acquired a total of 4,066,048 common shares of Jones Soda, or approximately 9.8 percent of the total issued and outstanding common shares of Jones Soda. SOL Global has filed an amendment to the Schedule 13D that the Company had previously filed with the United States Securities and Exchange Commission describing its additional investment in Jones Soda.

The Seattle-based Jones Soda Co., founded in 1986, is known for its wide variety of flavored craft sodas, made with pure cane sugar and other high-quality ingredients. The company’s most recent product launch, Jones Ginger Beer - as well as two new sugar-free soda flavors - join its core brands including its Jones Soda product line, Jones Carbonated Candy, and Lemoncocco, a premium non-carbonated drink made with high-quality lemon and coconut flavors. Jones Soda is sold in eye-catching glass bottles and cans and in fountains at restaurants and is distributed throughout North America. The company continues to innovate its core brands as demand for healthier sodas that contain high-quality ingredients grows and has also redeveloped the majority of its product line using colors derived from natural sources.

SOL Global believes there are numerous operational and strategic opportunities to maximize shareholder value in Jones Soda. SOL Global will review its investment in Jones Soda on a continuing basis and reserves the right to take any action with respect to its investment it deems appropriate, including, but not limited to, purchasing additional common shares of Jones Soda, selling some or all of the common shares that SOL Global holds, or otherwise modifying its investment strategy with regard to Jones Soda.

About SOL Global Investments Corp.

SOL Global is an international investment company with a focus on, but not limited to, cannabis and cannabis related companies in legal U.S. states, the hemp and CBD marketplaces and the emerging European cannabis and hemp marketplaces. Its strategic investments and partnerships across cultivation, distribution and retail complement the company’s R&D program with the University of Miami. It is this comprehensive approach that is positioning SOL Global as a future frontrunner in the United States’ medical cannabis industry.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high-quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone - pure cane sugar soda, zero-calorie soda and Lemoncocco® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com

CONTACT INFORMATION

SOL Global Investments Corp.

Brady Cobb, CEO

Phone: (212) 729-9208

Email: info@solglobal.com

For media inquiries, please contact:

Daniel Nussbaum

AMWPR

P: 212.542.3146

E: Daniel@amwpr.com

Cautionary Statements

This press release contains “forward-looking information” within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature may constitute forward-looking information. In some cases, forward-looking information can be identified by words or phrases such as “may”, “will”, “expect”, “likely”, “should”, “would”, “plan”, “anticipate”, “intend”, “potential”, “proposed”, “estimate”, “believe” or the negative of these terms, or other similar words, expressions and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy.

By their nature, forward-looking information is subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the forward-looking information in this press release. Such factors include, but are not limited to: the Company’s ability to comply with all applicable governmental regulations in a highly regulated business; investing in target companies or projects which have limited or no operating history and are engaged in activities currently considered illegal under US federal laws; changes in laws; limited operating history; reliance on management; requirements for additional financing; competition; inconsistent public opinion and perception regarding the medical-use and adult-use marijuana industry; and regulatory or political change. Additional risk factors can also be found in the Company’s current MD&A and annual information form, both of which have been filed on SEDAR and can be accessed at www.sedar.com.

Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on forward-looking information. The forward-looking information contained herein is made as of the date of this press release and is based on the beliefs, estimates, expectations and opinions of management on the date such forward-looking information is made. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking information, except as required by applicable law.